EXHIBIT 99.1

Olympic Steel Reports 2012 Fourth-Quarter and Full-Year Financial Results

Full-Year Net Sales Set New Company Record of $1.4 Billion

CLEVELAND, Feb. 21, 2013 (GLOBE NEWSWIRE) -- Olympic Steel, Inc. (Nasdaq:ZEUS), a national metals service center, today announced financial results for the fourth quarter and full year ended Dec. 31, 2012.

Net sales for the 2012 fourth quarter totaled $291.7 million, an 8.8% decrease from the fourth-quarter record of $319.9 million reported in last year's comparable period. For the full year, net sales reached a record $1.4 billion, a 9.7% increase from the Company's previous record of $1.3 billion achieved in 2011.

As a result of its goodwill impairment test conducted in the fourth quarter of 2012, the Company has determined that approximately $6.6 million of goodwill related to its flat products Southern region was impaired. The goodwill impairment charge has been recorded as a non-cash expense for periods ended Dec. 31, 2012. Inclusive of the charge, the Company reported a fourth quarter net loss of $10.1 million, or $0.92 per diluted share, compared with net income of $0.6 million, or $0.05 per diluted share, in the fourth quarter of 2011.

For the full year, including the aforementioned non-cash goodwill charge, net income totaled $2.3 million, or $0.21 per diluted share, compared with net income of $25.0 million, or $2.28 per diluted share, in 2011.

Chairman and Chief Executive Officer Michael D. Siegal commented, "During 2012, we made significant progress on a variety of growth and development initiatives. We successfully ramped up several new facilities and completed major capital projects to enhance future profitability. However, the year ended with a disappointing quarter as steel demand and pricing declined in tandem with mounting political and fiscal uncertainty—masking much of our operational headway.

"Entering 2013, we are encouraged by recovering demand for steel products," Siegal continued. "Now, the vast majority of cash outlays associated with the multi-year capital expansion projects are behind us and our focus is on harnessing their potential to increase earnings and cash flow."

Conference Call and Webcast

A simulcast of Olympic Steel's 2012 fourth-quarter and full-year earnings conference call may be accessed via the Investor Relations section of the Company's website at www.olysteel.com. The simulcast will begin at 11:00 a.m. Eastern Time today and a replay of the call will be available for 14 days thereafter.

Forward-Looking Statements

It is the Company's policy not to endorse any analyst's sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as "may," "will," "anticipate," "should," "intend," "expect," "believe," "estimate," "project," "plan," "potential," or "continue," as well as the negative of these terms or other similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by such statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Such risks and uncertainties include, but are not limited to: general and global business, economic, financial and political conditions, including the ongoing effects of the global economic recovery; access to capital and global credit markets; competitive factors such as the availability and pricing of metal, industry shipping and inventory levels, and rapid fluctuations in customer demand and metal pricing; the cyclicality and volatility within the metals industry; the ability of customers (especially those that may be highly leveraged and those with inadequate liquidity) to maintain their credit availability; the success of our new facility startups in Gary, Ind.; Mount Sterling, Ky.; Monterrey, Mexico; Roseville, Minn.; Kansas City, Mo.; and Streetsboro, Ohio; the ability to successfully integrate the newly leased locations or recently acquired businesses into our operations and achieve expected results; equipment installation delays or malfunctions, including the new Streetsboro, Ohio, facility startup; the ability to comply with the terms of our asset-based credit facility and to make the required term-loan payments; the ability of our customers to honor their agreements related to derivative instruments, including the outcome of the MF Global UK Limited administration process; customer, supplier, and competitor consolidation, bankruptcy or insolvency; reduced production schedules, layoffs or work stoppages by our own, our suppliers' or our customers' personnel; the success of union contract renewals; the availability and costs of transportation and logistical services; the amounts, successes and our ability to continue our capital investments and strategic growth initiatives and our business information system implementations; the successes of our strategic efforts and initiatives to increase sales volumes, maintain or improve working capital turnover and free cash flows, improve inventory turnover and improve our customer service; the timing and outcome of inventory lower of cost or market adjustments; the adequacy of our existing information technology and business system software; our ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; our ability to generate free cash flow through operations and decreased future capital expenditures, reduce inventory and repay debt within anticipated timeframes; events or circumstances that could impair or adversely impact the carrying value of any of our assets; risks and uncertainties associated with intangible assets, including potential impairment charges; the recently enacted federal healthcare legislation's impact on the healthcare benefits required to be provided by us and the impact of such legislation on our compensation and administrative costs; and unanticipated developments that could occur with respect to contingencies such as litigation and environmental matters, including any developments that would require an increase in our costs for such contingencies. Further information on these and other risks and uncertainties is provided under Item 1A "Risk Factors" of our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which disclosure is incorporated herein by reference, and elsewhere in reports that the Company files or furnishes with the SEC. This release speaks only as of its date and the Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law. You are advised, however, to consult any further disclosures the Company makes on related subjects in its reports filed with or furnished to the SEC.

About Olympic Steel

Founded in 1954, Olympic Steel is a leading U.S. metals service center focused on the direct sale and distribution of large volumes of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel and aluminum products. The Company's CTI subsidiary is a leading distributor of steel tubing, bar, pipe, valves and fittings, and fabricates pressure parts for the electric utility industry. Headquartered in Cleveland, Ohio, Olympic Steel currently operates from 33 facilities in North America.

For additional information, please visit the Company's website at http://www.olysteel.com or http://www.b2i.us/profiles/investor/ContactUs.asp?BzID=2195.

The Olympic Steel, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3582

Olympic Steel, Inc.
Results of Operations
(in thousands, except per-share data)

	Three Months Ended Dec. 31,				Twelve Months Ended Dec. 31,
	2012		2011		2012		2011
	(unaudited)				(audited)
Net sales	$ 291,724		$ 319,944		$ 1,383,701		$ 1,261,872
% change	(8.8%)		48.7%		9.7%		56.7%

Costs and expenses

Cost of materials sold (exclusive of items shown below)	234,793	80.5%	257,824	80.6%	1,113,852	80.5%	1,008,462	79.9%
Warehouse and processing	20,497	7.0%	20,997	6.6%	84,389	6.1%	72,429	5.7%
Administrative and general	15,606	5.3%	15,817	4.9%	68,253	4.9%	59,156	4.7%
Distribution	8,048	2.8%	8,062	2.5%	35,009	2.5%	28,489	2.3%
Selling	6,647	2.3%	6,803	2.1%	27,635	2.0%	24,943	2.0%
Occupancy	2,175	0.7%	2,089	0.7%	8,671	0.6%	7,879	0.6%
Depreciation	5,335	1.8%	4,189	1.3%	19,971	1.4%	15,602	1.2%
Amortization	222	0.1%	222	0.1%	889	0.1%	444	0.0%
Goodwill impairment	6,583	2.3%	--	0.0%	6,583	0.5%	--	0.0%

Total costs and expenses	299,906	102.8%	316,003	98.8%	1,365,252	98.7%	1,217,404	96.5%

Operating (loss) income	(8,182)	(2.8%)	3,941	1.2%	18,449	1.3%	44,468	3.5%

Asset impairment charge of JV	36	0.0%	953	0.3%	36	0.0%	953	0.1%
Other (income) expense, net	7	0.0%	(14)	(0.0%)	(83)	(0.0%)	77	0.0%

(Loss) income before financing cost and income taxes	(8,225)	(2.8%)	3,002	0.9%	18,496	1.3%	43,438	3.4%

Interest and other expense on debt	1,946	0.7%	2,085	0.7%	8,357	0.6%	5,953	0.5%

(Loss) income before income taxes	(10,171)	(3.5%)	917	0.3%	10,139	0.7%	37,485	3.0%

Income tax (benefit) expense	(53)	0.5%	352	38.4%	7,862	77.5%	12,515	33.4%

Net (loss) income	$ (10,118)		$ 565		$ 2,277		$ 24,970

Net loss on interest rate hedge, net of tax	(11)		--		(579)		--

Total comprehensive (loss) income	$ (10,129)		$ 565		$ 1,698		$ 24,970

Earnings per share:

Net (loss) income per share - basic	$ (0.92)		$ 0.05		$ 0.21		$ 2.28

Weighted average shares outstanding - basic	10,993		10,941		10,989		10,937

Net (loss) income per share - diluted	$ (0.92)		$ 0.05		$ 0.21		$ 2.28

Weighted average shares outstanding - diluted	10,993		10,953		10,995		10,951

Olympic Steel, Inc.
Consolidated Balance Sheets
(in thousands)

	At Dec. 31,
	2012	2011
	(audited)
Assets

Cash and cash equivalents	$7,782	$7,403
Accounts receivable, net	112,841	122,579
Inventories, net	290,023	277,765
Prepaid expenses and other	11,731	13,112
Total current assets	422,377	420,859

Property and equipment, at cost	347,935	329,116
Accumulated depreciation	(151,608)	(135,703)
Net property and equipment	196,327	193,413

Goodwill	40,787	47,254
Intangible assets, net	35,424	36,313
Other long-term assets	11,079	9,660
Total assets	$705,994	$707,499

Liabilities

Current portion of long-term debt	$10,942	$9,662
Accounts payable	101,471	104,425
Accrued payroll	10,705	11,613
Other accrued liabilities	14,984	13,875
Total current liabilities	138,102	139,575

Credit facility revolver	177,575	170,405
Long-term debt	53,194	64,149
Other long-term liabilities	11,410	9,580
Deferred income taxes	35,856	37,214
Total liabilities	416,137	420,923

Shareholders' Equity

Preferred stock	--	--
Common stock	122,272	119,816
Accumulated other comprehensive loss	(579)	--
Retained earnings	168,164	166,760
Total shareholders' equity	289,857	286,576
Total liabilities and shareholders' equity	$705,994	$707,499

Olympic Steel, Inc.
Segment Financial Information*
(in thousands)

	Three Months Ended		Twelve Months Ended
	Dec. 31,		Dec. 31,
	(unaudited)		(audited)
	2012	2011	2012	2011
Net sales
Flat products	$ 234,472	$ 263,190	$ 1,138,063	$ 1,143,708
Tubular and pipe products	57,252	56,754	245,638	118,164
Total net sales	$ 291,724	$ 319,944	$ 1,383,701	$ 1,261,872

Depreciation and amortization
Flat products	$ 4,274	$ 3,540	$ 16,065	$ 13,800
Tubular and pipe products	1,283	871	4,795	2,246
Total depreciation and amortization	$ 5,557	$ 4,411	$ 20,860	$ 16,046

Operating (loss) income
Flat products	$ (11,297)	$ 288	$ 452	$ 37,262
Tubular and pipe products	3,115	3,653	17,997	7,206
Total operating (loss) income	$ (8,182)	$ 3,941	$ 18,449	$ 44,468

Asset impairment charge of JV	36	953	36	953
Other (income) expense, net	7	(14)	(83)	77
(Loss) income before financing cost and income taxes	$ (8,225)	$ 3,002	$ 18,496	$ 43,438
Interest and other expense on debt	1,946	2,085	8,357	5,953
(Loss) income before income taxes	$ (10,171)	$ 917	$ 10,139	$ 37,485

Capital expenditures
Flat products	$ 2,291	$ 14,415	$ 17,004	$ 38,849
Tubular and pipe products	795	454	6,369	638
Total capital expenditures	$ 3,086	$ 14,869	$ 23,373	$ 39,487

	At Dec. 31,
	2012	2011
Goodwill
Flat products	$ 500	$ 7,083
Tubular and pipe products	40,287	40,171
Total goodwill	$ 40,787	$ 47,254

Total Assets
Flat products	$ 480,487	$ 494,179
Tubular and pipe products	225,507	213,320
Total assets	$ 705,994	$ 707,499

* The tubular and pipe products segment is a result of the July 1, 2011, acquisition of Chicago Tube & Iron. As a result, the data for the 12 months ended Dec. 31, 2011, only includes six months of tubular and pipe products segment data.

Other Information:
	At Dec. 31,
	2012	2011

Shareholders' equity per share	$ 26.54	$ 26.28

Debt-to-equity ratio	0.83 to 1	0.85 to 1

	Twelve Months Ended
	Dec. 31,
	2012	2011

Capital expenditures	$ 23,373	$ 39,487

Cash dividends per share	$ 0.08	$ 0.08
CONTACT: IR Contact:
         Matthew J. Dennis, CFA
         Olympic Steel Investor Relations
         (216) 672-0552